CERTIFICATE OF INCORPORATION

                                       OF

                          CHAMPION METAL PRODUCTS, INC.

                  The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

                  FIRST: The name of the corporation (hereinafter sometimes called the "Corporation") is Champion Metal Products, Inc.

                  SECOND: The address, including street, number, city and county of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1000) all of which are one cent ($.01) par value. All such shares are of one class and are Common Stock.

                  FIFTH: The name and the mailing address of the incorporator is as follows:

                                      Gary Weston
                                      Olshan Grundman Frome & Rosenzweig LLP
                                      505 Park Avenue
                                      New York, New York 10022

                  SIXTH:  The Corporation is to have perpetual existence.

                  SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the


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application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation, as the case may be, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

                  EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and its stockholders or any class thereof, as the case may be, it is further provided:

                           1. The management of the business and the conduct of the affairs of the Corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the Corporation, shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By- Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

                           2. The original By-Laws of the Corporation shall be adopted by the incorporator unless the Certificate of Incorporation shall name the initial Board of Directors therein. Thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, except a By-Law classifying directors for election for staggered terms, shall be vested in the Board of Directors.


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
                           3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders, except as the provisions of paragraph (b) (2) of Section 242 of the General Corporation Law shall otherwise require.

                  NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph
(7) of subsection (b) of Section102 of the General Corporation Law of the State of Delaware, as same may be amended and supplemented.

                  TENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  ELEVENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the

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
Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article ELEVENTH.

Dated: December 3, 1996.

                                        --------------------------------------
                                        Gary Weston, Incorporator
                                        Olshan Grundman Frome & Rosenzweig LLP
                                        505 Park Avenue
                                        New York, New York 10022



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